Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2014 with respect to the consolidated financial statements of Energy Transfer Partners GP, L.P. included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Energy Transfer Equity, L.P., which is incorporated by reference in this Registration Statement of Energy Transfer Equity, L.P. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

July 10, 2014